Exhibit 99.1

For Immediate Release	Contact: John A. Stiles John A. Stiles & Assoc. LLC 314-994-0560

AuthentiDate Holding Corp. Announces
First Quarter Results

Schenectady, NY–November 4, 2004–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the quarter ended September 30, 2004 increased 12% to $3,662,398 from $3,271,223 for the same quarter a year ago.

Revenue for the AuthentiDate segment, which consists of AuthentiDate, Inc., AuthentiDate International, AG, and Trac Medical Solutions, Inc. (TracMed), was $593,426 for the quarter compared to $207,272 for the same period a year ago, an increase of 186%. The DocStar segment reported revenue of $1,405, 670 for the three months ended September 30, 2004 compared to $1,225,201 for the three months ended September 30, 2003, a 15% revenue increase. The DJS segment experienced a slight revenue decrease with revenues of $1,663,302 for the quarter compared with $1,838,750 for the same year ago quarter.

Deferred revenue, mainly due to increases in the AuthentiDate segment, increased from $1,881,277 on June 30, 2004 to $1,975,098 on September 30, 2004. TracMed previously announced the signing of a 60 month sales contract with Rotech Healthcare. During the quarter, the Company recorded $150,000 in deferred revenue related to the Rotech contract and expects a more significant increase in deferred revenue for the quarter ending December 31, 2004 due to this contract as well as other healthcare provider agreements.

The gross profit for the quarter ended September 30, 2004 was up 39% to $1,702,613 compared to $1,226,283 for September 30, 2003. The net loss for the quarter ended September 30, 2004 was $2,906,089 or $0.09 per share compared to a net loss of $1,700,019 or $0.09 per share for the same quarter a year ago.

The Company attributed the increase in the net loss to the Authentidate Segment which incurred increased selling and marketing costs, increased development costs associated with the development of additional features to the core EPM product needed for the application in South Carolina, business development costs related to the Global Electronic Postmark (GEPM) market, as well as increased general administrative costs.

The Company’s cash position as of September 30, 2004, remained strong, reporting close to $72 million in cash on hand.

“With the recent addition of Suren Pai as President and CEO, we believe that our team is now in place to capitalize on the unique opportunity ahead,” stated John Botti, AuthentiDate’s Chairman. “The revenue growth we experienced this past quarter is but a small example of what we believe is attainable over the coming quarters and we now must implement our strategic plan.”

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The following tables are condensed Statements of Operations and Balance Sheet for AuthentiDate Holding Corp. A more detailed explanation is detailed in the Company’s SEC filings.

AuthentiDate Holding Corp. and Subsidiaries
Consolidated Statements of Operations

	For Three Months Ended September 30,
	2004	2003

Net sales	$3,662,398	$3,271,223

Cost of goods sold	1,959,785	2,044,940

Gross profit	1,702,613	1,226,283
Operating Expenses	4,910,631	3,276,613

Operating loss	(3,208,018)	(2,050,330)

Other income (expense)
Interest expense	(4,198)	(457,456)
Interest and other income	308,678	789,863

Loss before income taxes	(2,903,538)	(1,717,923)

Income tax (expense)/benefit	(2,551)	17,904

Net loss	($2,906,089)	($1,700,019)

Weighted average number of shares	33,085,508	20,435,657

Net loss per common share	($0.09)	($0.09)

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AuthentiDate Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2004	June 30, 2004

Current Assets:
Cash and cash equivalents	$71,903,401	$74,354,939
Accounts receivable	2,596,813	3,039,044
Other current assets	809,684	599,515

Total current assets	75,309,898	77,993,498

Property and equipment, net	3,519,070	3,396,454
Goodwill	11,616,736	11,616,736
Other assets	1,549,945	1,230,188

Total Assets	$91,995,649	$94,236,876

Current Liabilities:
Accounts payable and other	$3,822,708	$3,554,179
Deferred revenue	1,975,098	1,881,277

Total current liabilities	5,797,806	5,435,456

Long-term liabilities	40,041	83,421

Total liabilities	5,837,847	5,518,877

Total shareholders’ equity	86,157,802	88,717,999

Total liabilities and shareholders’ equity	$91,995,649	$94,236,876

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About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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